Exhibit 99(a)


                      SUN ADOPTS SHAREHOLDER RIGHTS PLAN


   PHILADELPHIA, Feb. 1, 1996 -- Sun Company, Inc., announced that its board of directors has adopted a Shareholder Rights Plan "designed to protect shareholders against unsolicited takeover attempts that do not offer an adequate price to all shareholders or are otherwise not in the best interests of the company and its shareholders."

   Sun Chairman and Chief Executive Officer Robert H. Campbell said the plan is not a response to any takeover attempt or proposal. "We are not aware of any hostile effort to acquire control of Sun Company," Campbell said. "The board adopted the plan because we believe it serves the goal of protecting shareholders' investment in the company." He added that Sun's plan is similar to those adopted by many other companies, including more than half of Fortune 500 companies.

   Under the plan, Sun shareholders are granted "Rights" that can be exercised if there are certain unsolicited attempts to acquire control of the company.

   "If this situation should occur," Campbell said, "the Rights would then operate to protect shareholders against being deprived of their ability to share in the full measure of Sun's long-term potential, while not foreclosing a fair acquisition bid for the company." He said shareholders will be notified of the plan by letter dated Feb. 12, 1996.

   Specifically, Sun shareholders of record as of that date and thereafter will be granted one "Right" for each share of Sun Common Stock and two "Rights" for each share of Sun's Series A Preference Stock (which equates to an interest in one Right for each Sun Depositary Share). The Rights will expire on Feb. 12, 2006, unless earlier exchanged or redeemed.

   Generally, the Rights can be exercised beginning a specified time after an acquiring party accumulates 15 percent or more of Sun's voting stock or makes a tender or exchange offer that would result in the accumulation of 15 percent or more of Sun's stock. Each Right entitles the holder -- other than the acquiring party -- to pay $100 and receive either a fractional share of a new series of preference stock or, under certain circumstances, an amount of Sun common stock having a market value of $200. If there is a subsequent merger in which Sun is not the survivor, each Right would entitle the holder to pay $100 and receive $200 worth of shares of the surviving entity.

   The plan provides Sun the option of exchanging all or part of the Rights for Sun common stock on a one-for-one basis at any time after an acquirer has accumulated between 15 and 50 percent of Sun's voting stock. Sun also has the option of allowing the acquisition to proceed by redeeming the Rights at a price of $0.01 per Right during a specified period of time after a party has become the beneficial owner of 15 percent or more of Sun's voting stock.

   "This plan makes it difficult for an acquirer who does not have the best interests of Sun shareholders in mind to get control of the company," Campbell noted. He added that issuance of the Rights "does not in any way weaken Sun Company's financial strength, impact reported earnings per share, or interfere with our business plans."

   Sun Company, Inc. (NYSE: SUN), headquartered in Philadelphia, operates five domestic refineries and markets gasoline under the Sunoco brand through approximately 4,000 service stations in 17 states from Maine to Indiana and the District of Columbia. Sun sells lubricants and petrochemicals worldwide, operates domestic pipelines and terminals, and produces crude oil and natural gas internationally. Sun also operates Eastern coal mines and produces coke through its Sun Coal and Coke subsidiary.